Deloitte & Touche LLP
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Los Angeles, Ca.  90071-3462

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INDEPENDENT AUDITORS' REPORT

To the Trustees of Metropolitan West Funds:

In planning and performing our audit of the financial statements of the Metropolitan West Total Return Bond Fund, the Metropolitan West
Low Duration Bond Fund, and the Metropolitan West Alpha Trak 500 Fund (collectively the "Funds") for the year ended March 31, 2000 (on which we have issued our report dated May 5, 2000), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provided assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2000.

This report is intended solely for the information and use of management, the Board of Trustees of the Metropolitan West Total Return Bond Fund, the Metropolitan West Low Duration Bond Fund, and the Metropolitan West Alpha Trak 500 Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other that these specified parties.


May 5, 2000

Deloitte Touche
Tohmatsu International